Exhibit 3.24

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RAI MERGER LIMITED PARTNERSHIP

Pursuant to the provisions of Section 17-202(a) of the Delaware Revised Uniform Limited Partnership Act, the undersigned general partner of RAI Merger Limited Partnership adopts the following amendment to the Certificate of Limited Partnership:

The name of the limited partnership of RAI Merger Limited Partnership is hereby changed to “The Amana Company, L.P.”

IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of RAI Merger Limited Partnership, has executed this Certificate as of the 18th day of August, 1997.

DAYTON HOLDING COMPANY,
a Tennessee corporation

By:	/s/ Louis T. Fox, III
Louis T. Fox, III
Treasurer